Exhibit 99.1

JPMorgan Chase & Co. 270 Park Avenue, New York, NY 10017-2070 NYSE symbol: JPM www.jpmorganchase.com

News release: IMMEDIATE RELEASE

JPMORGAN CHASE AND BANK ONE REPORT 2004 SECOND QUARTER RESULTS

•  JPMC TAKES LITIGATION RESERVE CHARGE OF $2.3 BILLION (AFTER-TAX)

•  JPMORGAN CHASE REPORTS NET LOSS OF $548 MILLION

•  BANK ONE REPORTS EARNINGS OF $1.1 BILLION

•  MERGER SAVINGS ESTIMATE RAISED TO $3 BILLION

•  BOARD APPROVES $6 BILLION STOCK REPURCHASE PROGRAM

New York, July 21, 2004 – JPMorgan Chase & Co. (NYSE: JPM) today reported a 2004 second quarter net loss of $548 million, or ($0.27) per share, compared to net income of $1.83 billion, or $0.89 per share, for the second quarter of 2003. Bank One Corporation announced 2004 second quarter net income of $1.1 billion, or $0.99 per share, compared to $856 million, or $0.75 per share, for the second quarter of 2003. The merger of JPMorgan Chase and Bank One occurred on July 1, 2004. Accordingly, second quarter earnings for JPMorgan Chase and Bank One are each provided on a stand-alone basis. Refer to the “Merger and other financial information” section of this press release for additional information concerning the merger and estimated merger costs and savings.

Second quarter earnings for JPMorgan Chase were reduced by a $2.3 billion (after-tax) charge to increase litigation reserves and $60 million (after-tax) of merger costs. Excluding these charges, earnings would have been $1.81 billion, or $0.85 per share. “We have decided, after an extensive review, that our litigation reserves should be increased,” said William B. Harrison, Jr., Chairman and Chief Executive Officer. Mr. Harrison noted additionally that “JPMorgan Chase will continue to defend itself vigorously in these legal matters, and will seek to resolve them in the manner management believes is in the best interests of the Firm and its shareholders.”

Mr. Harrison commented further on second quarter earnings, “Our earnings this quarter, excluding the charges, were comparable to the prior year. Strength in investment banking fees, continued improvement in our commercial credit portfolio, and strong results from private equity were offset by the expected decrease in Chase Home Finance and weakness in trading as the capital markets environment became more challenging.” Mr. Harrison further commented, “The merger with Bank One was completed on July 1st, and the new management team is working well together. We have made all of the decisions on technology platforms, we announced our decision on franchise branding and we are raising our annual merger savings target to $3 billion. We remain focused on clients, disciplined execution and performance.”

James Dimon, President and Chief Operating Officer, commenting on Bank One’s earnings said, “We reported another strong quarter, demonstrating the continuing momentum in each of our operating businesses. Retail continued its string of quarterly increases in accounts, deposits, loan production and profits. Card’s strong earnings were driven by improved margin and increased charge volume, while middle market loan balances grew modestly.”

Investor Contact:	Ann Borowiec (212) 270-7318	Media Contact:	Joe Evangelisti (212) 270-7438

JPMorgan Chase & Co.
News Release

The Board of Directors authorized an initial stock repurchase program of up to $6 billion of JPMorgan Chase common stock.1 “The stock repurchase program reflects the Board’s belief that significant capital will be generated that can be used to repurchase stock over time and invest in our businesses,” said Mr. Dimon.

In the discussion of the lines of business below, information is presented on an operating basis2. For JPMorgan Chase “operating” basis excludes the after-tax impact of the litigation charge and merger costs of $2.3 billion and $60 million, respectively. In the case of Chase Cardmember Services and Bank One Card Services, operating or managed basis excludes the impact of credit card securitizations. For more information about operating or managed basis, as well as other non-GAAP financial measures used by management, see the Notes below.

The following discussion of results for the second quarter of 2004 compares results to the second quarter of 2003 unless otherwise indicated.

JPMorgan Chase highlights for the second quarter of 2004:

•
The Investment Bank achieved a return on equity of 19%. Investment banking fees reached their highest quarterly level since 2001 and credit quality continued to improve, causing a reduction in the allowance for credit losses.

•	Chase Financial Services’ return on equity was 27%, up from 18% in the first quarter, primarily due to higher reported earnings in Chase Home Finance.

•	JPMorgan Partners produced $392 million in gains during the quarter.

•	JPMorgan Chase maintained strong capital with a Tier 1 capital ratio of 8.2% (estimated).

Investment Bank (“IB”)
Earnings were $703 million for the second quarter, down 32% from the year-ago period. Revenues of $3.1 billion were 26% lower while expenses were down 15%. The decline in earnings reflected lower trading revenues and the anticipated reduction in treasury revenues partially offset by higher investment banking fees and favorable credit costs. Return on allocated capital was 19% for the quarter, compared to 21% for the second quarter of 2003.

•
Investment banking fees were $883 million, up 15%, driven by higher advisory and equity underwriting fees. According to Thomson Financial, for the first six months of 2004 compared to full year 2003, the Firm maintained its #1 ranking in Global Syndicated Loans and #2 ranking in Global Investment-Grade Bonds. The Investment Bank increased its market share in Global Announced M&A from 15% to 23%, maintaining its top-five ranking, while its Global Equity and Equity-Related ranking declined from #4 to #7. The Investment Bank sustained its momentum in U.S. IPOs, increasing its ranking to #4 from #14.

•
Markets and lending revenues excluding Global Treasury were $2.1 billion, down 27%, driven by lower revenue in fixed income and equity markets. The decline in fixed income reflected lower portfolio management revenues; client revenues, though down slightly from the first quarter, increased from the second quarter of 2003. The decline in equities reflected reduced portfolio management results, as well as lower client activity.

•	Global Treasury revenues were $175 million, down from $620 million, reflecting lower levels of realized investment securities gains and net interest income.

•
Expenses of $2.1 billion decreased 15% from the year-ago quarter primarily reflecting reduced levels of performance-related incentive compensation. Last year’s expenses included over $200 million for disposition of real estate and regulatory settlement of Enron-related matters.

•
Credit costs were a benefit of $128 million, attributable to a reduction in the allowance for loan losses. Credit costs improved by $123 million from the second quarter of 2003, but were $60 million less favorable than the first quarter of 2004.

JPMorgan Chase & Co.
News Release

Chase Financial Services (“CFS”)
Earnings were $620 million for the quarter, a decrease of 27% from a record quarter in 2003, but an increase of 45% from last quarter, both driven primarily by Chase Home Finance. Return on allocated capital for the quarter was 27% compared to 39% for the second quarter of 2003 and 18% in the first quarter of 2004. Operating revenues were $3.7 billion, down 7% compared to the prior year, and expenses of $1.9 billion were up 2%. Credit costs were up compared to both the sequential and prior year’s quarter, driven by higher balances, while consumer charge-off rates declined.

Business Segments

•
Chase Home Finance: Earnings were $321 million for the quarter, a decrease of 43% from record performance in the second quarter of 2003. Total revenue of $965 million declined 28% from last year as higher rates lowered mortgage originations and margins. Mortgage servicing rights hedging contributed to the revenue decline with a net gain of $40 million compared to a $233 million gain in the second quarter of 2003. Expenses of $424 million were up 6% from last year primarily due to growth in the home equity business and in the mortgage sales and distribution channels. Compared to the first quarter of 2004, earnings increased 45% as revenue increased 19% due to higher origination and mortgage servicing rights hedging revenues and expenses declined 11%.

•
Chase Cardmember Services: Earnings were $176 million, up 7% from last year. Operating revenues on a managed basis were $1.6 billion, up 5%, driven by double-digit growth in purchase volume. Expenses of $570 million were up 5% year-over-year, primarily reflecting higher marketing costs. Credit quality improved, with the managed net charge-off rate declining to 5.84% in the second quarter from 6.02% in the prior year.

•
Chase Auto Finance: Earnings were $72 million, an increase of 7% from last year, driven primarily by lower net charge-offs. Revenues of $218 million were essentially flat as 9% growth in balances serviced was offset by narrower margins reflecting a highly competitive environment. Expenses were up from last year.

•
Chase Regional Banking: Earnings were $10 million, down $24 million from last year. Revenues were $654 million, essentially flat to last year as strong deposit growth was offset by continued spread compression. Average deposits increased 10% to $82 billion from the prior year and 10% on an annualized basis from the prior quarter. Expenses were up 6%, as a result of higher compensation, marketing costs and investments in the distribution network. For example, during the quarter over 300 ATMs were upgraded to eATMs; approximately 75% of all ATMs have now been converted.

•
Chase Middle Market: Earnings were $73 million, down 6% from last year. Revenues were $357 million, up 1%. Average deposits increased 21% to $33 billion from the prior year and 18% on an annualized basis from the prior quarter. Spread compression offset the benefit from strong deposit growth. Expenses declined 4% from last year due to lower compensation expense and lower operating losses.

Treasury & Securities Services (“TSS”)
Earnings were $121 million, up 9%. Return on allocated capital for the quarter was 15%, compared to 16% in the second quarter of 2003 and 15% in the prior quarter.

•
Revenues were $1.2 billion, up 21% from last year; excluding acquisitions and other one-time items, revenues were up 11%. Investor Services revenues increased 26%, as higher equity market valuations and a strong seasonal pick-up in customer volumes led to higher custody fees, securities lending fees and foreign exchange revenue. Treasury Services revenues rose 16% on the strength of the acquisition of the Electronic Financial Services business together with higher product revenue. Institutional Trust Services revenues increased 15% reflecting acquisitions including Bank One’s corporate trust business, growth in the American Depositary Receipts business and an increase in the other global equities business.

JPMorgan Chase & Co.
News Release

•
Expenses of $1.0 billion for the quarter increased 23%, reflecting acquisitions and investment write-offs of approximately $70 million. Excluding the write-offs and acquisitions, expenses were up 7% from last year and up 2% from prior quarter.

Investment Management & Private Banking (“IMPB”) Earnings were $93 million for the quarter, up from $58 million in the second quarter of 2003. Return on allocated capital was 7%, compared to 4% in the second quarter of 2003; return on tangible allocated capital3 (net of goodwill) was 31%, compared to 17% in the second quarter of 2003.

•
Revenues of $805 million were up 19% reflecting global equity market appreciation, net assets under supervision inflows, the acquisition of Retirement Plan Services (“RPS”) and increased brokerage activity.

•	Expenses of $669 million increased 13% as a result of higher compensation, the acquisition of RPS, and technology initiatives.

•
Total assets under supervision were $788 billion, up 14% from last year as a result of equity market appreciation and net asset inflows. Total assets under management were $570 billion, up 11%. Not reflected in assets under management is the Firm’s 43% interest in American Century Companies, Inc., which had assets under management of $91 billion as of June 30, 2004, up from $78 billion as of June 30, 2003.

JPMorgan Partners (“JPMP”)

•
JPMorgan Partners had earnings of $187 million, compared to a loss of $96 million in the second quarter of 2003. Net private equity gains on the portfolio were $392 million, compared to a net loss of $22 million in the second quarter. The total portfolio was $6.4 billion at the end of the quarter, compared to $7.9 billion a year ago.

Consolidated Expenses

•
Expenses for the Firm in the second quarter of 2004 were $5.7 billion, excluding the litigation reserve charge and merger costs of $3.7 billion and $90 million, respectively, down 3% from the prior year and 6% from the prior quarter. Compensation expense decreased by 7% driven by reductions in incentive compensation. Non-compensation expenses increased 3% reflecting higher technology costs and increased marketing. These increases were partially offset by reduced occupancy costs.

•
Litigation charge: The $3.7 billion ($2.3 billion after-tax) addition to the litigation reserve brings the Firm’s reserve for all litigation, including the Enron and securities cases covered by previous publicly announced reserving actions, to approximately $4.7 billion. The addition is the result of a comprehensive and detailed review of the Firm’s major litigation exposures conducted by management after extensive consultation with legal counsel. While the outcome of litigation is inherently uncertain, this addition reflects management’s current assessment of the appropriate reserve level in light of all currently known information. Management reviews litigation reserves periodically, and the reserve may be increased or decreased in the future to reflect further developments. Among the factors weighed by management in adjusting the litigation reserve level were developments in the legal cases themselves, developments in settlement efforts, recent settlements by other parties and a significantly more negative assessment of the litigation environment in the United States. The Firm has meritorious defenses to claims asserted against it and intends to continue to defend itself vigorously, litigating or settling cases according to management’s judgment as to what is in the best interest of stockholders.

JPMorgan Chase & Co.
News Release

Consolidated Credit

•
Credit quality trends continued to be favorable for both commercial and consumer portfolios. For commercial, this was the fourth consecutive quarter with credit cost benefits. Total commercial credit costs, including the residual component, were a benefit of $120 million for the quarter, compared to costs of $106 million in the prior year. This was the third consecutive quarter with a commercial loan charge-off rate at or below 0.50%. The commercial loan charge-off rate was 0.35% for the quarter, compared to 1.20% in second quarter of 2003. On the consumer side, total credit costs of $809 million were unchanged from the second quarter of 2003, and the credit card charge-off rate declined. The Firm had total nonperforming assets of $2.5 billion at June 30, 2004, down 40% from June 30, 2003.

Total assets and capital

•
Total assets as of June 30, 2004 were $818 billion, compared to $803 billion as of June 30, 2003. Commercial loans were $79.2 billion, compared to $91.1 billion as of June 30, 2003. Managed consumer loans of $180.8 billion increased 6% from June 30, 2003. The Tier 1 capital ratio was 8.2% at June 30, 2004 (estimated) and 8.4% at June 30, 2003.

Merger and other financial information

•
Merger between JPMorgan Chase & Co. and Bank One Corporation: On July 1, 2004, JPMorgan Chase and Bank One completed the merger of their holding companies. The merger was accounted for as a purchase. Accordingly, the earnings for JPMorgan Chase and Bank One for the second quarter are provided on a stand-alone basis.

•
Merger saves and costs: Management has updated its estimates for merger savings and costs related to the merger with Bank One. Management raised its estimate of merger saves from $2.2 billion to $3.0 billion to be phased in over the next three years. Approximately two-thirds of the savings will be realized by 2005. Merger costs are now estimated to be $4.0 billion. Approximately $1.0 billion of the $4.0 billion will be accounted for as purchase accounting adjustments and will be recorded as an increase to goodwill. The remaining $3.0 billion of merger costs are expected to be charged against income, over the next three years, beginning in the third quarter of 2004.

•
Conformance of accounting policies: As part of the merger, certain accounting policies and practices will be conformed, which will result in charges estimated at $1.3 billion to $1.5 billion (pre-tax) to earnings during the second half of the year. The largest impact comes from refining the approach to credit loss reserves, primarily related to the decertification of the seller’s retained interest in credit card securitizations. Other conforming adjustments and business decisions may lead to additional pre-tax charges currently estimated at $200 million to $400 million.

JPMorgan Chase & Co.
News Release

The following discussion of Bank One’s results for the second quarter of 2004 compares results to the second quarter of 2003 unless otherwise indicated.

Bank One Corporation highlights for the second quarter of 2004:
Bank One Corporation, which merged with JPMorgan Chase on July 1st, announced 2004 second quarter net income of $1.1 billion, or $0.99 per diluted share, compared to $856 million, or $0.75 per diluted share.

•	Significant items resulted in a $0.06 per share net impact to Bank One’s earnings.

($millions)
	Pre-tax	After-tax
Commercial Banking net allowance release	$175	$111
Net securities losses	(89)	(57)
Earnings impact from non-core portfolio actions	74	47
Merger-related costs	(54)	(34)

Net impact to earnings	$106	$67

Retail’s performance continued to be driven by strong growth in net checking accounts, deposits, loan production and investment sales. Net income was $485 million, up $112 million, or 30%.

•	Net checking account growth remained strong with 164,000 accounts added in the current quarter. During the past 12 months, net checking accounts increased 550,000, or 11%.

•	Average core deposit balances were $75.3 billion, up 9% from the prior year and 14% annualized from the prior quarter.

•	Home equity average loan balances grew $5.6 billion, or 24% from the prior year and 21% annualized from the prior quarter. Home equity production was $5.5 billion, up 9% from the prior year.

•	Credit quality continued to improve with the net charge-off ratio decreasing to 0.58% from 0.66% last quarter and 0.85% in the prior year.

•	Investment sales volume was up $237 million, or 15% from the prior year.

•
Retail branch expansion continued with the opening of 27 new banking centers and the addition of 59 new ATMs during the quarter. Over the past 12 months, 535 ATMs were added to the network and 45% were replaced with upgraded functionality. Further, over 1,000 sales people were added, while overall headcount decreased by 755.

Commercial Banking’s net income was $420 million compared to $252 million, an increase of 67%. Excluding the impact of the net allowance releases of $175 million in the current quarter and $95 million in the prior year, net income was $309 million, an increase of $118 million, or 62%.

•
Commercial Banking extended its credit quality improvement trend during the quarter. Corporate banking reported net recoveries of $13 million — its second consecutive quarter of net recoveries. Middle market reported net charge-offs of only $1 million. Nonperforming loans declined $541 million, or 77%, in corporate banking and $527 million, or 53% in middle market. Compared to the prior quarter, nonperforming loans declined $72 million, or 31%, in corporate banking and $123 million, or 21%, in middle market.

•
Middle market lending continued to experience the modest growth that began in the first quarter. Outstanding balances grew by $0.7 billion, while commitments to lend and average utilization increased slightly during the quarter.

•	As expected capital markets activities declined; lower fees in fixed income and derivatives were partially offset by strength in structured finance.

JPMorgan Chase & Co.
News Release

Card Services’ net income was $389 million, up $110 million, or 39% from the prior year and up $70 million, or 22% from the prior quarter as spread improvements, higher total receivables, higher charge volume and lower provision for loan losses were partially offset by higher marketing expenses.

•
Managed margin as a percentage of average managed loans increased 147 basis points over the prior year and 17 basis points over the prior quarter, continuing the positive trends. Rising rates may pressure margin in the future.

•	Average total receivables increased $4.3 billion or 12%, while average managed loans increased $2.6 billion, or 4%, and charge volume increased $6.6 billion, or 16% compared to the prior year.

•	Paymentech, Inc.’s bank card volume increased $9.4 billion, or 24% and total transactions increased 358 million or 21% over the prior year.

•
Credit quality remains strong. The managed net charge-off ratio increased slightly to 5.44% from 5.21% in the prior year and 5.35% in the prior quarter. The 30-day managed delinquency ratio decreased to 3.37% from 3.95% in the prior year and 3.75% in the prior quarter. The reported net charge-off ratio decreased to 4.48% from 5.17% in the prior year but increased slightly from the prior quarter rate of 4.24%.

•
The Company continued to partner with the world’s leading brands when it launched a new rewards card with the American Kennel Club, signed Amerada Hess Corporation as a new partner and offered Sony Cardmembers exclusive entertainment and technology benefits.

•	The Company finalized the purchase of Circuit City’s private-label credit card operation, providing a platform to issue private-label credit cards for existing and future partners.

Investment Management’s net income totaled $110 million, an increase of $34 million, or 45%, driven by the 2003 acquisition of Zurich Life (“Zurich”), and continued growth in assets under management and deposits.

•
Assets under management were $182.8 billion, an increase of 7% over the prior year. Excluding the impact of the acquisitions of Zurich and Security Capital, net inflows of long-term assets were $10.7 billion over the last four quarters.

•	Integration of Zurich remains on target reflecting continued reductions in operating expenses and headcount. Additionally, Security Capital continues to show strong post-acquisition results.

•
Standard & Poor’s affirmed its A+ rating of Zurich Life and revised the outlook from negative to stable, reflecting an improved economic environment, the financial strength of the organization and the successful integration efforts to date.

•	Continued customer focus in private client services drove increases in loans and deposits of $1 billion, or 16%, and $3 billion, or 29%, respectively.

Other Corporate Items

•
Treasury net interest expense was $242 million, up $165 million from a year ago driven by activities to position the balance sheet for rising interest rates and lower levels of treasury investments and up $60 million from the prior quarter driven by the reduction in the treasury portfolio.

•
Net securities losses were $89 million, primarily the result of losses taken in the treasury investment portfolio. This compared to net securities gains of $154 million in the prior year and $122 million in the prior quarter.

•	The Tier 1 capital ratio was 10.0% at June 30, 2004 and 9.7% at June 30, 2003.

JPMorgan Chase & Co.
News Release

Notes:

1.	The $6.0 billion stock repurchase program includes shares purchased to offset issuance under the Firm’s employee stock-based compensation plans.

2.
In addition to analyzing the Firm’s results on a reported basis, management reviews the line of business results on an operating basis, which is a non-GAAP financial measure. The definition of operating basis starts with the reported U.S. GAAP results. In the case of the Investment Bank, operating basis includes in trading revenue net interest income related to trading activities. Trading activities generate revenues that are recorded for GAAP purposes in two line items on the income statement: trading revenue, which includes the mark to market gains or losses on trading positions; and net interest income, which includes the interest income or expense related to those positions. Combining both the trading revenue and related net interest income enables management to evaluate the Investment Bank’s trading activities, by considering all revenue related to these activities, and facilitates operating comparisons to other competitors. In the case of Chase Cardmember Services, operating or managed basis excludes the impact of credit card securitizations on revenue, the provision for credit losses, net charge-offs and receivables. JPMorgan Chase uses the concept of “managed receivables” to evaluate the credit performance of the underlying credit card loans, both sold and not sold; as the same borrower is continuing to use the credit card for ongoing charges, a borrower’s credit performance will impact both the receivables sold under SFAS 140 and those not sold. Thus, in its disclosures regarding managed receivables, JPMorgan Chase treats the sold receivables as if they were still on the balance sheet in order to disclose the credit performance (such as charge-off rates) of the entire managed credit card portfolio. Operating basis excludes the litigation reserve charge and merger costs, as management believes these items are not part of the Firm’s normal daily business operations and, therefore, not indicative of trends, and also do not provide meaningful comparisons with other periods. See page 9 of JPMorgan Chase’s Earnings Release Financial Supplement (Second Quarter 2004) for a reconciliation of JPMorgan Chase’s income statement from reported to operating basis.

3.
The Firm uses return on tangible allocated capital, a non-GAAP financial measure, to evaluate the economics of the IMPB business segment. Return on tangible allocated capital measures return on an economic capital basis (that is, on a basis that takes into account the operational, business, credit, private equity and market risks to which the business is exposed, including the level of assets) but excludes the capital allocated for goodwill. The Firm utilizes this measure to facilitate operating comparisons of IMPB to other competitors. See page 14 of JPMorgan Chase’s Earnings Release Financial Supplement (Second Quarter 2004).

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $1.1 trillion and operations in more than 50 countries. The Firm is a leader in investment banking, financial services for consumers and businesses, financial transaction processing, asset and wealth management, and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. has its corporate headquarters in New York and its U.S. retail financial services and commercial banking headquarters in Chicago. Under the JPMorgan, Chase and Bank One brands, the Firm serves millions of consumers in the United States and many of the world’s most prominent corporate, institutional and government clients. Information about the Firm is available at www.jpmorganchase.com.

JPMorgan Chase will host a meeting and a conference call for the investment community on Wednesday, July 21, 2004 at 9:00 a.m. (Eastern Daylight Time) to review second quarter financial results and the merger with Bank One Corporation. The meeting will be held at 270 Park Avenue on the 11th floor in room A. Investors unable to attend the meeting can dial (973) 935-8504 or listen via live audio webcast. The webcast and presentation slides will be available on www.jpmorganchase.com. A replay of the meeting will be available beginning at 1:00 p.m. (Eastern Daylight Time) on July 21, 2004 and continuing through 6:00 p.m. (Eastern Daylight Time) on July 28, 2004 at (973) 341-3080 pin #4919180. The replay also will be available on www.jpmorganchase.com. Additional detailed financial, statistical and business-related information is included in a financial supplement. The earnings release and the financial supplement are available on the JPMorgan Chase web site (www.jpmorganchase.com).

JPMorgan Chase & Co.
New Release

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of JPMorgan Chase’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the risk that, following consummation of the merger, the businesses will not be integrated successfully; the risk that the cost savings and any revenue synergies from the merger may not be fully realized or may take longer to realize than expected; the risk that excess capital is not generated from the merger as anticipated or not utilized in an accretive manner; and the risk that disruption from the merger may make it more difficult to maintain relationships with clients, employees or suppliers. Additional factors that could cause JPMorgan Chase’s results to differ materially from those described in the forward-looking statements can be found in the 2003 Annual Report on Form 10-K and the Quarterly Report on Form 10-Q dated March 31, 2004 of JPMorgan Chase filed with the Securities and Exchange Commission and available at the Securities and Exchange Commission’s internet site (http://www.sec.gov).

Exhibit 99.1

JPMorgan Chase & Co.
News Release

J.P. MORGAN CHASE & CO. CONSOLIDATED FINANCIAL HIGHLIGHTS (in millions, except per share, ratio and employee data)

					2QTR 2004				YTD 2004
	2QTR		1QTR	2QTR	Change		Year-to-date		Change
	2004		2004	2003	1Q 2004	2Q 2003	2004	2003	2003
SELECTED INCOME STATEMENT DATA:
Revenue	$8,599		$8,977	$9,034	(4)%	(5)%	$17,576	$17,440	1%
Provision for Credit Losses	203		15	435	NM	(53)	218	1,178	(81)
Noninterest Expense	9,471		6,059	5,832	56	62	15,530	11,373	37
Net Income (Loss)	(548)		1,930	1,827	NM	NM	1,382	3,227	(57)
Per Common Share:
Net Income (Loss) per Share:
Basic	$(0.27)		$0.94	$0.90	NM	NM	$0.67	$1.60	(58)
Diluted	(0.27)		0.92	0.89	NM	NM	0.65	1.57	(59)
Cash Dividends Declared per Share	0.34		0.34	0.34	—	—	0.68	0.68	—
Book Value per Share (Period-End)	21.52		22.62	21.53	(5)	—
Closing Share Price	38.77		41.95	34.18	(8)	13
Common Shares Outstanding:
Average:
Basic	2,042.8		2,032.3	2,005.6	1	2	2,037.6	2,002.8	2
Diluted	2,099.6		2,092.7	2,050.6	—	2	2,096.3	2,036.3	3
Common Shares at Period-End	2,087.5		2,081.7	2,035.1	—	3
SELECTED RATIOS:
Return on Average Common Equity(a)	NM		17%	17%	NM	NM	6%	15%	(900)bp
Tier 1 Capital Ratio	8.2	%(b)	8.4	8.4	(20)bp	(20)bp
SELECTED BALANCE SHEET DATA (PERIOD-END):
Total Assets	$817,763		$801,078	$802,603	2%	2%
Deposits	346,539		336,886	318,248	3	9
Common Stockholders’ Equity	44,932		47,092	43,812	(5)	3
FULL-TIME EQUIVALENT EMPLOYEES	91,008		93,285	92,256	(2)	(1)
SEGMENT EARNINGS
Investment Bank	$703		1,110	$1,037	(37)	(32)	$1,813	$1,933	(6)%
Treasury & Securities Services	121		119	111	2	9	240	223	8
Investment Management & Private Banking	93		116	58	(20)	60	209	84	149
JPMorgan Partners	187		116	(96)	61	NM	303	(318)	NM
Chase Financial Services	620		427	853	45	(27)	1,047	1,501	(30)
Support Units and Corporate	82		42	(136)	95	NM	124	(196)	NM

OPERATING EARNINGS	$1,806		$1,930	$1,827	(6)	(1)	$3,736	$3,227	16

(a)	Based on annualized amounts.
(b)	Estimated

JPMorgan Chase & Co. News Release

BANK ONE CORPORATION CONSOLIDATED FINANCIAL HIGHLIGHTS (in millions, except per share, ratio and employee data)

				2QTR 2004				YTD 2004
	2QTR	1QTR	2QTR	Change		Year-to-date		Change
	2004	2004	2003	1Q 2004	2Q 2003	2004	2003	2003
SELECTED INCOME STATEMENT DATA:
Total Revenue, net of interest expense	$4,392	$4,565	$4,072	(4)%	8%	$8,957	$8,015	12%
Provision for Credit Losses	49	141	461	(65)	(89)	190	957	(80)
Noninterest Expense	2,744	2,663	2,403	3	14	5,407	4,700	15
Net Income	1,115	1,233	856	(10)	30	2,348	1,674	40
Per Common Share:
Net Income per Share:
Basic	$1.00	$1.11	$0.76	(10)	32	$2.11	$1.46	45
Diluted	0.99	1.09	0.75	(9)	32	2.08	1.45	43
Cash Dividends Declared per Share	0.45	0.45	0.21	—	NM
Book Value per Share (Period-End)	21.67	21.86	19.70	(1)	10
Closing Share Price	51.00	54.52	37.18	(6)	37
Common Shares Outstanding:
Average:
Basic	1,111	1,115	1,132	—	(2)	1,113	1,142	(3)
Diluted	1,128	1,135	1,140	(1)	(1)	1,131	1,150	(2)
Common Shares at Period-End	1,115	1,125	1,130	(1)	(1)
SELECTED RATIOS:
Return on Average Common Equity	18.7%	20.5%	15.3%
Tier 1 Capital Ratio	10.0	10.2	9.7
SELECTED BALANCE SHEET DATA (PERIOD-END):
Total Assets	$299,303	$319,590	$299,999	(6)%	—%
Deposits	164,475	165,940	172,015	(1)	(4)
Total Stockholders’ Equity	24,156	24,598	22,257	(2)	9
FULL-TIME EQUIVALENT EMPLOYEES	70,993	71,039	72,323	—	(2)
NET INCOME by LOB
Retail	$485	$482	$373	1	30
Commercial Banking	420	425	252	(1)	67
Card Services	389	319	279	22	39
Investment Management Group	110	133	76	(17)	45
Corporate	(285)	(127)	(133)	NM	NM

Net income from continuing operations	$1,119	$1,232	$847	(9)	32
Income (Loss) from discontinued operations	(4)	1	9	NM	NM

Net income	$1,115	$1,233	$856	(10)	30